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                         [LETTERHEAD OF PAUL HASTINGS]
                                                                       EXHIBIT 5


(714) 668-6200

April 16, 2002


DDi Corp.
1220 Simon Circle
Anaheim, California 92806

Re:      DDi Corp. 2000 Equity Incentive Plan

Ladies and Gentlemen:

         We have acted as counsel for DDi Corp., a Delaware corporation (the "Company"), in connection with the DDi Corp. 2000 Equity Incentive Plan (the "Plan"). We have examined such documents, records, and matters of law as we have deemed necessary for purposes of this opinion, and based thereupon we are of the opinion that the shares of the Company's common stock, $.01 par value per share (the "Common Stock"), which are to be registered under the Registration Statement (hereinafter defined) and that may be issued and sold pursuant to the Plan will be, when issued and sold in accordance with the Plan, duly authorized, validly issued, fully paid and non-assessable.

         We hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement on Form S-8 to be filed by the Company on or about April 16, 2002, to effect registration of the shares of Common Stock to be issued and sold pursuant to the Plan under the Securities Act of 1933, as amended (the "Registration Statement").

Very truly yours,



/s/ PAUL, HASTINGS, JANOFSKY & WALKER LLP